UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

McDONALD’S CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

On May 13, 2022, McDonald’s Corporation (“McDonald’s”) sent two letters to its shareholders, copies of which are attached hereto as Exhibits 1 and 2.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. In particular, statements regarding McDonald’s plans, strategies, prospects and expectations regarding its business and industry are forward-looking statements. They reflect McDonald’s expectations, are not guarantees of performance and speak only as of the date hereof. Except as required by law, McDonald’s does not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. McDonald’s business results are subject to a variety of risks, including those that are described in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and subsequent filings with the Securities and Exchange Commission (the “SEC”).

IMPORTANT ADDITIONAL INFORMATION REGARDING PROXY SOLICITATION

McDonald’s has filed a definitive proxy statement and WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2022 Annual Meeting. MCDONALD’S SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. McDonald’s shareholders may obtain a copy of the definitive proxy statement (and any amendments and supplements thereto), the accompanying WHITE proxy card and other relevant documents filed by McDonald’s with the SEC without charge from the SEC’s website at www.sec.gov. McDonald’s shareholders may also obtain a copy of these documents without charge by sending a request to shareholder.services@us.mcd.com or visiting the investor section of the McDonald’s website at www.investor.mcdonalds.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS

McDonald’s, its Directors and certain of its executive officers are participants in the solicitation of proxies from McDonald’s shareholders in connection with the matters to be considered at the 2022 Annual Meeting. Information regarding the ownership of McDonald’s Directors and executive officers in McDonald’s common stock is included in the definitive proxy statement for its 2022 Annual Meeting, filed with the SEC on April 8, 2022, which can be found through the SEC’s website at www.sec.gov. Changes to such ownership have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Details concerning the nominees of the McDonald’s Board of Directors for election at the 2022 Annual Meeting are also included in such definitive proxy statement.

Exhibit 1

May 13, 2022 Dear McDonald’s Shareholder: McDonald’s Annual Shareholders’ Meeting, taking place on May 26, 2022, is fast approaching. Please take a moment now to ensure that your shares are represented. The McDonald’s Board and management team strongly recommend that you vote FOR ALL of McDonald’s highly-qualified Director Nominees on the WHITE proxy card today. Your vote is important, no matter how many or how few shares you may own. Your vote is especially important this year in light of an attempt by a dissident shareholder to elect two of its own candidates in place of two of the McDonald’s Board’s highly-qualified Director Nominees. Because time is short, you are encouraged to VOTE THE WHITE PROXY CARD TODAY BY INTERNET OR TELEPHONE, OR BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE- PAID ENVELOPE PROVIDED. We appreciate your investment in McDonald’s. Very truly yours, Desiree Ralls-Morrison Executive Vice President, General Counsel and Corporate Secretary PLEASE VOTE AS SOON AS POSSIBLE on the WHITE proxy card. You can vote your shares by internet, telephone or mail. Please visit the website or dial the toll-free number shown on the enclosed proxy card (available 24/7) to submit your instructions online or by phone. If you received this letter by email, you may simply click the WHITE “VOTE NOW” button in the email. If you have any questions or require assistance in voting your shares, please call our proxy solicitors: INNISFREE M&A INCORPORATED (877) 456-3463 (toll-free from the U.S. or Canada) (412) 232-3651 (from other countries) KINGSDALE ADVISORS (855) 683-3113 (toll-free in North America) (416) 867-2272 (outside of North America)

Exhibit 2

May 13, 2022 Dear Fellow McDonald’s Shareholder, At McDonald’s Annual Shareholders’ Meeting on May 26, 2022, you face an important decision that may impact the strength and expertise of McDonald’s Board of Directors. We write to you to encourage you to consider this choice carefully and to use the enclosed WHITE proxy card to vote today FOR ALL of McDonald’s Director Nominees. We strongly believe that both individually and collectively, our Directors have the relevant experience, expertise and qualifications that enable them to effectively oversee McDonald’s global operations and long-term priorities, including our Accelerating the Arches growth strategy. The McDonald’s Board is a diverse, highly engaged group of individuals that provides strong, effective oversight of our Company, and will continue working hard on your behalf. Shareholder Value is the Priority – and the McDonald’s Board Has Delivered The Board’s focus on investing in new and existing restaurants – and returning free cash flow to shareholders through dividends and share repurchases – has contributed to best-in-class total shareholder return (“TSR”) over the long- and short-term. In fact, in the last year, McDonald’s delivered TSR1 of 12%, and over the last 5 years, McDonald’s delivered TSR to the tune of 105%, significantly outperforming our peers, the Dow Jones and the S&P 500. While delivering this value to you, the Board has also continued to prioritize best-in-class governance, as well as the issues that matter most to McDonald’s customers and communities, including sustainability, affordability and quality. The McDonald’s Board is Actively Involved in Overseeing our Business, Including our Leading ESG Strategy The Board has the right balance of experience, expertise and perspectives to guide our Company’s ESG strategy. More than half of our directors have significant sustainability and corporate responsibility expertise. The Board’s Sustainability & Corporate Responsibility Committee oversees McDonald’s sustainability priorities, including reviewing and monitoring the development and achievement of our sustainability goals and metrics. Over the past year, this Committee supported the development of our strategy to achieve net zero emissions by 2050 and the publication of our inaugural Climate Risk & Resiliency Report. It also oversaw significant progress on our ESG strategy more broadly, including our animal health and welfare efforts, advancements on packaging and waste issues, and progress on forests and our Diversity, Equity and Inclusion commitments. McDonald’s is a Pioneering Leader on Pig Welfare Under the Board’s leadership, McDonald’s became the first major QSR brand to make a commitment to source from producers who do not use gestation stalls for pregnant sows in 2012. Our commitment was developed with input from animal welfare advocates, including the Humane Society of the United States, veterinary scientists and agricultural experts. It was well understood then, and remains so today, that there is a period of a breeding sow’s life when it should not be housed in a group setting: during the insemination process and until a pregnancy is confirmed, which best promotes a successful pregnancy and supports the economic viability of farming operations. Veterinary experts estimate this period to last 4-6 weeks. Over the course of the past several years, there have been market challenges for farmers and producers, such as the COVID-19 pandemic and global African Swine Fever outbreak, that have slowed progress on phasing out gestation stalls – both for the producers that source pork to McDonald’s suppliers and across the entire industry. Despite these challenges, more than 61% of our U.S. pork supply chain has phased out the use of gestation stalls for confirmed pregnant sows as of the end of 2021, and we expect to source 85% to 90% of our U.S. pork volumes from group housing systems by the end of 2022. We remain committed to phasing out gestation stalls for housing confirmed pregnant sows in the U.S. by the end of 2024. 1 TSR defined as share price performance plus impact of reinvested dividends. One-year TSR reflects period beginning April 28, 2021 and ending April 28, 2022. Five-year TSR reflects five-year period beginning April 28, 2017 and ending April 28, 2022.

Icahn’s Position Does Not Make Sense Scientifically and Would Harm Customers Economically Carl Icahn has asked for new commitments from McDonald’s pertaining to the way our suppliers house pregnant sows. This includes requiring all of McDonald’s U.S. pork suppliers to move to “crate-free” pork and set specific timeframes for doing so. What Mr. Icahn is demanding from McDonald’s – and other companies – is not feasible, as there is not sufficient “crate-free” pork supply available today to meet McDonald’s needs. It also reflects a departure from the veterinary science used for large-scale production throughout the industry. Importantly, it would also impede our ability to provide our customers with high quality products at accessible prices – a key tenet of McDonald’s mission. McDonald’s already pays a premium to purchase group-housed pork in accordance with our 2012 commitment. Sourcing from this niche “crate-free” market would significantly increase these costs. Mr. Icahn’s campaign would have only one clear outcome: a greater financial burden on our customers and our Company. While we believe our customers need choices – and therefore created the McPlant™ – Mr. Icahn’s demand for meatless protein diversification ignores customer preference and would force management to focus on menu items that customers may not want at this time. In addition, this focus is fundamentally at odds with McDonald’s business model, and runs counter to shareholder interests. Icahn’s Single-Platform Nominees Would Not be Valuable Additions to the McDonald’s Board While the Board has steadfastly delivered value to shareholders, Mr. Icahn is using a narrow issue – McDonald’s 2012 pork commitment – as a reason to replace two of McDonald’s highly qualified directors with individuals who lack not only public company board experience, but also the expertise and qualifications needed to contribute meaningfully to the majority of issues regularly faced by the McDonald’s Board. Neither nominee has the knowledge or context, the multinational or international experience, nor the financial or complex supply chain expertise to effectively oversee a large public corporation such as McDonald’s. Vote the WHITE Proxy Card TODAY – Protect the Value that the McDonald’s Board Has Continuously Delivered to You The McDonald’s Board continues to take decisive action in the best interests of you, our valued shareholders, the communities we serve and our customers, all while making progress on some of the world’s most pressing ESG matters of our time. Do not let Mr. Icahn’s narrow campaign unseat two of McDonald’s Directors who bring critical skills and experience to the table. We urge you to use the enclosed WHITE proxy card to vote today FOR ALL of McDonald’s Director Nominees. Please do NOT sign, return or vote any gold proxy card that may be sent to you by the Icahn Group. Your vote is important. Thank you for your continued support and consideration. On behalf of your Board of Directors, Chris Kempczinski President and CEO McDonald’s Corporation

INNISFREE M&A INCORPORATED (877) 456-3463 (toll-free from the U.S. or Canada) (412) 232-3651 (from other countries) KINGSDALE ADVISORS (855) 683-3113 (toll-free in North America) (416) 867-2272 (outside of North America) PLEASE VOTE AS SOON AS POSSIBLE on the WHITE proxy card. You can vote your shares by internet, telephone or mail. Please visit the website or dial the toll-free number shown on the enclosed proxy card (available 24/7) to submit your instructions online or by phone. If you received this letter by email, you may simply click the WHITE “VOTE NOW” button in the email. Please do not sign, return or vote any gold proxy card that may be sent to you by the Icahn Group. If you have already voted using a gold proxy card, you can revoke that proxy at any time before it is exercised at the Annual Shareholders’ Meeting by following the instructions on your WHITE proxy card to vote online or by phone or by marking, signing, dating and returning your WHITE proxy card in the postage-paid envelope provided. Only your latest dated, validly executed proxy counts. If you have any questions or require assistance in voting your shares, please call our proxy solicitors: 1 2